Exhibit 99.1
SPRINGCM INC.
BALANCE SHEETS

	December 31, 2017	June 30, 2018
Assets
Current Assets
Cash and cash equivalents	$5,965,128	$10,057,588
Accounts receivable, less allowance for doubtful accounts of $931,562 and $661,546, respectively	4,363,413	3,287,257
Prepaid expenses and other current assets	1,484,463	1,740,090
VAT receivable	500,761	11,456
Deferred commissions	1,172,743	1,250,820
Deferred costs	641,631	601,665
Total Current Assets	14,128,139	16,948,876
Property and Equipment, net	6,235,460	6,108,905
Deferred Costs, less current portion	1,448,844	1,158,988
Total Assets	$21,812,443	$24,216,769
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$1,671,153	$2,856,108
Accrued compensation	1,290,673	916,274
Accrued expenses	489,560	737,655
Current portion of grant liability	1,126,785	1,126,785
Sales taxes payable	822,690	961,940
Current portion of subscription deferred revenue	10,686,340	11,070,323
Current portion of professional services deferred revenue	1,944,638	1,543,625
Current portion of notes payable and convertible notes net of debt issuance costs	—	248,438
Derivative liability	—	2,766,644
Total Current Liabilities	18,031,839	22,227,792
Long-Term Liabilities
Subscription deferred revenue, less current portion	719,917	405,383
Professional services deferred revenue, less current portion	3,044,850	2,380,931
Grant liability, less current portion	757,470	757,470
Stock warrant liability	415,098	7,721,746
Revolving line of credit, net of debt issuance costs	4,742,836	4,746,901
Notes payable, net of debt issuance costs	9,789,054	9,670,050
Total Liabilities	37,501,064	47,910,273
Mezzanine Equity
Preferred Series A stock subject to redemption	5,847,665	5,847,665
Preferred Series B stock subject to redemption	10,000,000	10,000,000
Preferred Series C stock subject to redemption	7,000,000	7,000,000
Preferred Series D stock subject to redemption	18,047,601	18,047,601
Preferred Series D-1 stock subject to redemption	4,646,763	4,646,763
Preferred Series D-2 stock subject to redemption	2,251,605	2,251,605
Preferred Series D-3 stock subject to redemption	11,594,200	11,594,200
Preferred Series D-4 stock subject to redemption	8,242,384	8,589,008
Preferred Series E stock subject to redemption	20,433,291	21,190,615
Total Mezzanine Equity	88,063,509	89,167,457

SPRINGCM INC.
BALANCE SHEETS (Continued)

	December 31, 2017	June 30, 2018
Stockholders’ Deficit
Common stock	48,175	50,550
Additional paid-in capital	6,330,558	12,448,161
Notes receivable from stockholders	(852,789)	(852,789)
Accumulated deficit	(109,278,074)	(124,506,883)
Total Stockholders’ Deficit	(103,752,130)	(112,860,961)
Total Liabilities and Stockholders’ Deficit	$21,812,443	$24,216,769
See accompanying notes to condensed consolidated financial statements.

SPRINGCM INC.
STATEMENTS OF OPERATIONS

	Six months ended June 30,
	2017	2018
Revenue
Subscription	$8,038,251	$10,855,140
Professional services and other	2,947,132	4,528,259
Total Revenue	10,985,383	15,383,399
Cost of Revenue
Subscription	2,474,261	3,831,431
Professional services and other	2,679,879	4,492,456
Total Cost of Revenue	5,154,140	8,323,887
Gross profit	5,831,243	7,059,512
Operating Expenses
Sales and marketing	8,188,988	9,501,601
General and administrative	1,499,299	2,025,278
Research and development	1,668,093	3,466,561
Total Operating Expenses	11,356,380	14,993,440
Operating Loss	(5,525,137)	(7,933,928)
Other Expense (Income)
Interest expense, net	1,740,940	1,073,346
Change in fair value of warrant liabilities	(626,639)	7,306,648
Total Other Expense	1,114,301	8,379,994
Loss before income taxes	(6,639,438)	(16,313,922)
Income tax benefit	—	2,189,061
Net Loss	$(6,639,438)	$(14,124,861)
See accompanying notes to condensed consolidated financial statements.

SPRINGCM INC.
STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2017	2018
Cash Flows From Operating Activities
Net loss	$(6,639,438)	$(14,124,861)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,461,679	1,806,881
Deferred income tax benefit	—	(2,189,061)
Stock compensation expense	412,349	524,375
Change in fair value of warrant liability	(626,639)	7,306,648
Amortization of debt discount and debt issue costs	628,797	141,869
Accrual of PIK interest	165,085	211,963
Non-cash lease benefit	(31,787)	(36,873)
Changes in operating assets and liabilities
Accounts receivable	882,493	1,076,156
Prepaid expenses and other assets	(619,237)	233,678
Deferred costs	(38,414)	251,745
Accounts payable and accrued expenses	2,231,267	1,095,524
Sales taxes payable	220,680	139,250
Deferred revenue	(1,501,393)	(995,483)
Net cash used in operating activities	(3,454,558)	(4,558,189)
Cash Flows From Investing Activities
Capital expenditures	(4,287,873)	(1,680,326)
Net cash used in investing activities	(4,287,873)	(1,680,326)
Cash Flows From Financing Activities
Repayment of 2014 Junior Mezzanine Term Loans	(2,225,000)	—
Repayment of Revolving Line of Credit	(4,000,000)	—
Repayment of Finance Corp Lender B Loan	(5,580,902)	—
Debt issuance costs	(693,185)	(220,333)
Proceeds from the exercise of stock options	32,143	51,308
Proceeds from the issuance of Series E preferred stock	19,090,000	—
Series E preferred stock issuance costs	(1,039,777)	—
Proceeds from 2017 Term Loan	10,000,000	—
Proceeds from convertible debt issuance	—	10,500,000
Net cash provided by financing activities	15,583,279	10,330,975
Net Increase in Cash and Cash Equivalents	7,840,848	4,092,460
Cash and Cash Equivalents, beginning of period	2,329,753	5,965,128
Cash and Cash Equivalents, end of period	10,170,601	10,057,588
Supplemental Disclosure of Cash Flow Activities
Cash paid for interest	$1,175,836	$733,268
Supplemental Disclosures of Non-Cash Financing Activities
Accretion of preferred shares to redemption value	$2,164,763	$1,103,948
Debt discount related to derivative liability on convertible notes	—	2,766,644
Debt discount related to beneficial conversion feature on convertible notes	—	7,733,356
Issuance of Preferred Series E stock and common stock warrants	156,649	—
See accompanying notes to condensed consolidated financial statements.

SPRINGCM INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Activities and Significant Accounting Policies

Organization and Description of Business

SpringCM Inc. (the “Company”) provides document management and workflow solutions in a web-based environment. The Company’s enterprise content management eliminates software installations, hardware maintenance, and prolonged customization cycles associated with on-premise applications. The Company was incorporated in 2005 in the state of Delaware. The Company is located in Chicago, Illinois with offices in London, United Kingdom and Bucharest, Romania.

The Company has experienced significant operating losses and negative cash flows from operations in recent years and has been primarily funded with equity contributions and proceeds under credit facilities. All of the Company’s outstanding indebtedness was extinguished on September 5, 2018 in conjunction with the acquisition by an unrelated third party of all ownership interests in the Company as further described in Note 11.

Related-Party Transactions

The Company engages in transactions with Privia, LLC (“Privia”) who is classified as a related party because a member of the Company’s Management team, who is also a member of the Board of Directors, has an ownership interest in Privia. The two entities began doing business with each other after the Company sold the assets of their Government Services Division (“GSD”) to Privia on November 10, 2011. As part of the agreement for the sale of GSD, the Company agreed for certain customers that are using the SpringCM platform and were sold and supported by GSD, that the Company will split the fees generated from such customers with respect to the SpringCM platform as follows: (i) 50% to both the Company and Privia of all future cash collections that accrue during the two years following the sale and (ii) 70% to the Company and 30% to Privia of all future cash collections that accrue thereafter. Revenue recognized related to this arrangement was $54,105 and $41,471 for the periods ended June 30, 2018 and 2017, respectively.

Depending on the structure of the agreement with the end user, Privia will sometimes invoice the customer directly, at which point the Company will invoice Privia for the sale amount resulting in a receivable from Privia. In conjunction with each agreement, the Company will record a liability to Privia based on the fee arrangement previously discussed. At June 30, 2018 and December 31, 2017, the Company had a net receivable from Privia of $41,580 and a net payable to Privia of $9,717, respectively.

During 2013 and 2014, the Company closed mezzanine debt rounds of which $400,000 was provided by three related parties. One was a member of the Company’s Management team who is also a member of the Board of Directors, the second was a family member of the first related party and the third was a member of the Board of Directors. Refer to Note 3 for additional details regarding these mezzanine debt rounds. All related-party debt was paid in full during February of 2017.

During October and December 2017, certain stockholders exercised stock options in exchange for 4 year notes receivable totaling $852,789. The notes receivable bear interest at 1.85% and are due in full in October and December 2021. The notes receivable are recorded within stockholders’ deficit.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including accounts receivable, accounts payable, and other accrued expenses, approximate fair value due to the relatively short maturity of such instruments. The carrying value of the Company’s revolving line of credit is considered to approximate fair value due to the variable interest rates based upon the market. The Company considers the carrying value of the 2017 Term Loan to be consistent with fair value as the Company entered into that transaction on February 1, 2017 and the Company’s financial condition has not significantly changed from that date through June 30, 2018.

Fair Value Measurements

The Company follows ASC 820-10, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;
Level 2 —
Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —
Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates and assumptions relating to the pricing of the asset or liability including assumptions regarding risk.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

As discussed further in Note 3, the Company entered into convertible note agreements that included embedded derivatives. The fair value measurement method used to estimate the fair value of the derivatives utilized significant unobservable inputs. As such, the derivative liability falls within Level 3 of the fair value hierarchy.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), management makes estimates and assumptions affecting the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in the preparation of the financial statements include, among other estimates, the allowance for doubtful accounts receivable, the realization of deferred tax assets, the recognition of deferred revenue, software development cost capitalization, the estimated fair value of stock options and warrant liabilities, and the estimated derivative and related beneficial conversion feature.

Concentrations of Credit Risk

The Company had one customer that represented 13% and 11% of the revenues recognized during the six months ended June 30, 2018 and 2017, respectively. This customer represented 0% and 2% of the total outstanding receivables as of June 30, 2018 and December 31, 2017, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents consist of demand deposits and money market funds. The cash and cash equivalents are held at a major U.S. financial institution. At times, the cash and cash equivalents may exceed the federally insured limits of the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk on cash.

Accounts Receivable

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a periodic basis. Management determines the allowance for doubtful accounts by identifying troubled accounts primarily by considering the age of the customer’s accounts as well as the creditworthiness of the customer and general economic conditions. If any of these factors change, the Company may also change its original estimates which could impact the level of its future allowance for doubtful accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Based on information available, the Company believes the allowance for doubtful accounts is adequate. However, actual write-offs may exceed the recorded allowance.

Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful lives are determined based on asset class and the expected number of years in which the Company believes the asset will provide benefit.

Computer equipment	3 years
Software, including software development costs	3 years
Leasehold improvements	Lesser of the useful life or the term of the lease
Furniture and fixtures	7 years

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. When property is retired or sold, the cost and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in the operating results of the Company.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel costs, bonuses and benefits, and stock-based compensation.

Software Development Costs

Product development costs related to the Company’s Software-as-a-Service (“SaaS”) are charged to research and development costs as incurred. Capitalization of software development costs begins during the application development stage and concludes when the product is placed into service. For the six months ended June 30, 2018 and 2017, the Company capitalized $991,108 and $1,221,902 of software development costs, respectively.

Long-Lived Assets

The Company evaluates the carrying value of long-lived assets whenever significant events or changes in circumstances indicate the carrying value of these assets may be impaired. The Company evaluates potential impairment of long-lived assets by comparing the carrying value of the asset to the expected net future cash inflows resulting from use of the assets. Management believes there were no impairments of the long-lived assets for the six months ended June 30, 2018 and 2017.

Deferred Costs

Deferred costs include direct and incremental costs associated with the performance of upfront professional services. When professional services are accounted for as a single unit of accounting with related subscription services, the Company capitalizes and defers direct and incremental costs related to the upfront professional services provided and amortizes them over the same period as the related revenue is recognized.

The Company recognizes commissions, primarily related to subscription revenue, over the same period the related revenue is recognized.

Debt Issuance Costs and Debt Discount

The Company accretes debt issuance costs and debt discount on a straight-line method over the term of the related debt, which approximates the effective interest method. These amounts are netted against the outstanding debt balances reported in the revolving line of credit, notes payable and convertible notes line items on the Balance Sheets. Refer to Note 3 for a reconciliation of the debt amounts owed to what is recorded on the Balance Sheets, with consideration to these debt related costs.

Amortization expense related to debt issuance costs and debt discount was $141,869 and $628,797 for the six months ended June 30, 2018 and 2017, respectively, and recorded in interest expense on the Statements of Operations. During the six months ended June 30, 2017, the Company repaid certain loans prior to the maturity date which caused the Company to accelerate $140,709 of unamortized costs for the six months ended June 30, 2017. Amortization and write-off of deferred financing fees are included in interest expense on the Statements of Operations.

Income Taxes

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets or liabilities are recovered or settled. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is “more likely than not” (i.e., greater than 50% likelihood of receiving benefit) that some portion of the deferred tax asset will not be realized. Refer to Note 8 for additional details and discussion regarding the Company’s income taxes.

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in tax positions under Accounting Standards Codification (“ASC”) 740-10, “Accounting for Uncertainty in Income Taxes,” which requires that realization of an uncertain income tax position must be more likely than not before it can be recognized on the financial statements. Further, ASC 740-10 prescribes the benefit to be recorded in the financial statement as the amount most likely to be realized assuming a review by the tax authorities having all relevant information and applying current conventions. ASC 740-10 also clarifies the financial statement classification of tax related penalties and interest and sets forth disclosures regarding unrecognized tax benefits. Management does not believe there are any material uncertain tax positions that would need to be recorded as of June 30, 2018 or December 31, 2017.

The Company recognizes any corresponding interest and penalties associated with its income tax position in income tax expense. There were no interest or penalties related to uncertain tax positions for the six months ended June 30, 2018 and 2017.

Given that the Company has incurred net operating losses (“NOL”) since inception, all tax years will remain open to examination until either the NOL has expired or three years after the tax return was filed that fully claimed the NOL.

Sales Taxes

Certain of the Company’s revenues may be subject to sales and use tax in certain jurisdictions. The Company is currently assessing its positions and has an estimated liability recorded of $961,940 and $822,690 as of June 30, 2018 and December 31, 2017, respectively. The Company is of the opinion that the ultimate resolution will not be materially different from the estimated liability recorded.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with ASC 718, “Compensation-Stock Compensation,” which generally requires the cost associated with employee services received in exchange for an award of equity instruments to be measured based on the grant-date fair value of the award and recognized in the financial statements over the service period during which employees are required to provide services in exchange for the award. The Company estimates the fair value of share-based payments awards on the date of grant using an option-pricing model.

The Company recognizes compensation expense for all share-based payment awards granted using the straight-line single-option method. Because stock-based compensation expense recognized in the Statements of Operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate has historically been insignificant to the amount of expense recorded during the period. Refer to Note 5 for additional details and discussion regarding the stock option plan.

Revenue Recognition

The Company’s policy is to begin to recognize revenue only when the following criteria are met:

(1)	Persuasive evidence of an arrangement exists—The Company has obtained a signed purchase order or signed customer order form from the customer as evidence of an arrangement.

(2)	Delivery has occurred—Services have been delivered to the customer, in accordance with the applicable terms.

(3)	The vendor’s fee is fixed or determinable—The arrangement indicates the price of the license and the number of users and the related payment terms are within one year of delivery of the software.

(4)	Collectability is probable—The Company sells to customers it deems creditworthy.

The Company’s primary product offering is SaaS which provides the customer access to the product without having to purchase the license. The product is sold by subscription, typically with annual terms. Revenue from SaaS arrangements are recognized ratably over the subscription term. Subscription deferred revenue liability as of June 30, 2018 includes amounts that have been invoiced but not yet collected as of June 30, 2018 (accounts receivable) of $4,099,867 for arrangements where the subscription term began prior to June 30, 2018 as the customer is contractually obligated to pay for the subscription as of June 30, 2018. Subscription deferred revenue liability as of December 31, 2017 includes amounts that have been invoiced but not yet collected as of December 31, 2017 (accounts receivable) of $3,152,975 for arrangements where the subscription term began prior to December 31, 2017 as the customer is contractually obligated to pay for the subscription as of December 31, 2017.

The Company also provides professional services in addition to the SaaS provided. These professional services are most commonly for implementation and other configuration services to tailor the platform directly to their business and specific needs. In determining whether professional services can be accounted for separate from subscription services, the Company considers the availability of the professional services from other vendors, the nature of its professional services, and whether the Company sells the SaaS applications to new customers without professional services. Prior to September 30, 2016, the Company concluded the professional services related to the implementation and configuration services provided did not have standalone value. This was due to the fact that the Company had historically performed the majority of these services to support customers’ deployments of the SaaS. As of September 30, 2016, the Company determined that it had established standalone value for the professional services. This was primarily due to the successful completion of two implementation engagements by a firm in the Company’s professional services ecosystem, and the sale of SaaS arrangements to customers without the Company’s professional services. Because the Company established standalone value for the professional services as of September 30, 2016, such service arrangements entered into after September 30, 2016 are being accounted for separately from subscription services. For these arrangements, the Company allocates the total amount of multiple deliverable arrangements to the individual deliverables based on a relative selling price using a selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence of fair value if it exists, otherwise third-party evidence of selling price. If neither exists for a deliverable, the best estimate of the selling price is used for that deliverable.

For arrangements entered into prior to September 30, 2016, the professional services were not considered to have standalone value and, as such, are deferred and recognized on a straight-line basis over the estimated remaining customer life, which is the period that the customer is expected to benefit from these professional services. The Company has estimated the average customer life to be six years from when initial subscription term begins. Associated direct and incremental costs incurred to complete the upfront professional services are also deferred and recognized ratably over the estimated remaining customer life. Subsequent to September 30, 2016 direct and incremental costs are expensed as incurred.

Cost of Revenue

“Subscription” cost of revenue primarily consists of personnel and related costs to support the platform, amortization expenses associated with capitalized internally developed software, property and equipment depreciation, allocated overhead expenses, and server hosting costs.

“Professional service and other” cost of revenue primarily consists of personnel costs for the professional services delivery team, travel-related costs, and allocated overhead.

Advertising Costs

Advertising costs are expensed as incurred and are included within the sales and marketing line item in the Statements of Operations. Advertising expenses were $397,694 and $120,541 for the six months ended June 30, 2018 and 2017, respectively.

Contingencies

The Company may, from time to time, be subject to claims and suits in the ordinary course of its business. To estimate whether a loss contingency should be accrued by a charge to income, the Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. In the opinion of management, the outcome of such litigation will not materially affect the Company’s financial position, results of operations or cash flows.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which supersedes nearly all existing revenue recognition guidance under U.S.

GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014- 09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. ASU 2014-09 applies to nonpublic entities for annual periods beginning after December 15, 2018. Adoption is permitted using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is in the process of evaluating the potential impact of ASU 2014-09 on the financial statements and has not yet determined the method by which ASU 2014-09 will be adopted.

In November 2015, the FASB issued ASU 2015-17 “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which eliminates the guidance in Topic 740, “Income Taxes,” that required an entity to separate deferred tax liabilities and assets between current and noncurrent amounts in a classified balance sheet. The amendments require that all deferred tax liabilities and assets of the same tax jurisdiction or a tax filing group, as well as any related valuation allowance, be offset and presented as a single noncurrent amount in a classified balance sheet. Prior U.S. GAAP required that in a classified balance sheet, deferred tax liabilities and assets be separated into a current and a noncurrent amount on the basis of the classification of the related asset or liability. If deferred tax liabilities and assets did not relate to a specific asset or liability, such as a carryforward, they were classified according to the expected reversal date of the temporary difference. The standard was adopted on January 1, 2017, and did not have a material impact on Company’s consolidated financial statements or financial statement disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases,” which establishes a comprehensive new lease accounting model. The new standard clarifies the definition of a lease and causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than one year. ASU 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The ASU initially required a modified retrospective transition method where a company applies the new leases standard at the beginning of the earliest period presented in the financial statement, but in July 2018 the FASB issued ASU 2018-11. ASU 2018-11 added an optional transition method where a company applies the new leases standard at the adoption date and recognizes a cumulative effect adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact that ASU 2016-02 will have on its financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Stock Compensation (Topic 718)”, which revises aspects of current guidance related to accounting for stock-based compensation. This guidance relates to income tax consequences, classification of awards as equity or liabilities, and classification on the statement of cash flows. The standard was adopted on January 1, 2017, and did not have a material impact on Company’s consolidated financial statements or financial statement disclosures.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230)”, which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The new guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The standard was adopted on January 1, 2018, and did not have a material impact on Company’s consolidated financial statements or financial statement disclosures.

2.     Property and Equipment, Net

Property and equipment consists of the following:

	December 31, 2017	June 30, 2018
Computer equipment	$8,663,372	$6,307,272
Software, including software development costs	7,722,589	8,110,446
Leasehold improvements	286,133	325,800
Furniture and fixtures	94,326	63,871
Construction in progress	—	103,794
	16,766,420	14,911,183
Less accumulated depreciation and amortization	(10,530,960)	(8,802,278)
Total Property and Equipment, net	$6,235,460	$6,108,905

Depreciation and amortization was $1,806,881 for the six months ended June 30, 2018, of which $1,102,046 was recorded in cost of revenue and $704,835 in general and administrative expenses on the Statements of Operations.

Depreciation and amortization was $1,461,679 for the six months ended June 30, 2017, of which $794,696 was recorded in cost of revenue and $666,983 in general and administrative expenses on the Statements of Operations.

3.    Debt

Outstanding debt, including consideration of subsequent amendments to repayment terms after the respective balance sheet dates, consists of the following balances:

	December 31, 2017	June 30, 2018
Revolving Line of Credit	$4,746,901	$4,746,901
2017 Term Loan	10,371,685	10,583,647
Convertible notes	—	10,500,000
Total Debt	15,118,586	25,830,548
Current maturities	—	10,748,438
Current debt discounts and issuance costs	—	(10,500,000)
Net current debt	—	248,438
Long-term maturities	15,118,586	15,082,110
Long-term debt discounts and issuance costs	(586,696)	(665,159)
Net Long-Term Debt	$14,531,890	$14,416,951

Revolving Line of Credit Agreement

Effective April 26, 2013, the Company entered into a Loan and Security Agreement with a financial institution. There were numerous amendments made to the original agreement, with the most recent amendment on August 8, 2018 to waive and further amend certain covenants. Under the amended agreement, the Company was able to draw up to $7,500,000 in funds on a revolving line of credit (“Revolving Line of Credit”) based on a multiple of recurring revenue from the prior month.

Prior to the most recent 2018 amendments, the Company was able to draw up to $5,000,000 as of December 31, 2017. The amended agreement was scheduled to mature on July 31, 2019. The Company is not required to make monthly principal payments prior to the maturity date, provided that the outstanding balance is at or below the permitted amount to be borrowed. The agreement required monthly interest payments to be made on the first of the month for the previous month. The outstanding principal accrued interest at the greater of 4.5% or the prime rate plus 1%. The effective interest rate on the Revolving Line of Credit was 6.00% and 5.50% as of June 30, 2018 and December 31, 2017, respectively.

The agreement required the Company to maintain its primary depository and operating cash accounts with the lender. This debt agreement requirement was not through a lockbox arrangement that would automatically require the Revolving Line of Credit to be classified as a current liability on the Balance Sheets. At June 30, 2018 and December 31, 2017, the Company had availability to draw on the revolving line of credit for an additional $2,553,099 and 53,099, respectively, after considering outstanding letters of credit of $200,000 which limited the borrowing availability.

The agreement granted priority security interest to the lender in collateral, consisting of substantially all assets of the Company. Pursuant to the agreement, the Company was subject to certain financial and non-financial covenants, including the requirement to maintain minimum liquidity (unrestricted cash and unused availability on the Revolving Line of Credit) of $5,000,000 at all times. If the Company failed to comply with the covenants, the lender had the ability to call the debt. During 2017 and 2018, the Company had been out of compliance with certain financial and non-financial covenants of the Revolving Line of Credit. Accordingly, the debt was amended to waive these defaults and amend covenants. The most recent amendment prior to December 31, 2017 had a minimum trailing booking and EBITDA requirement. The agreement included a non-financial covenant to provide audited financial statements by a specific date which the Company did not meet; however, the lender waived this default.

In conjunction with the original Revolving Line of Credit Agreement, the Company issued warrants to purchase up to 447,316 shares of Series D-1 preferred stock at an exercise price of $0.2012 per share. The warrants had a ten-year contractual life. The fair market value of these warrants, at the time of grant, was calculated to be $54,473, which was recorded as a debt discount that was fully amortized during 2016. The terms of the Series D-1 preferred stock requires these warrants to be recorded as a liability, which is recorded within the stock warrant liability line item on the Balance Sheets. Refer to Note 6 for additional details regarding the stock warrants.

In conjunction with an amendment made to the original agreement in 2016, the Company issued warrants to purchase 120,000 shares of Series D-4 preferred stock at an exercise price of $0.25 per share. The warrants had a ten-year contractual life. The fair market value of these warrants was calculated by the Company to be $19,512 and was recorded as a debt discount that the Company was amortizing over the remaining term of the amended loan. The terms of the Series D-4 preferred stock requires these warrants to be recorded as a liability, which is recorded within the stock warrant liability line item on the Balance Sheets. Refer to Note 6 for additional details regarding the stock warrants.

The Revolving Line of Credit was fully extinguished on September 5, 2018 in conjunction with the acquisition by an unrelated third party of all ownership interests in the Company as further described in Note 11.

2014 Junior Mezzanine Debt Agreement

On August 29, 2014, the Company entered into a Junior Secured Note Purchase Agreement with 12 lenders (“2014 Junior Mezzanine Lenders”). Certain lenders provided the funding on the effective date while others provided the funding shortly thereafter. Under the agreement, the Company received an additional $2,150,000 of debt financing (“2014 Junior Mezzanine Term Loans”) of which $325,000 was provided by three related parties as discussed in Note 1. Additionally, $75,000 of the remaining 2013 Mezzanine Term Loans was converted into 2014 Junior Mezzanine Term Loans. The 2014 Junior Mezzanine Term Loans had a maturity date of January 15, 2018, at which point the full principal balance would become due. On May 31, 2016, the Company entered into an agreement to extend the maturity date through June 30, 2019. On a monthly basis, the Company was required to make interest payments on the outstanding principal based at a 13.5% interest rate. These debt agreements were secured by the tangible assets of the Company, subordinated to the Revolving Line of Credit.

On February 2, 2017, the principal, accrued interest and prepayment fee on the 2014 Junior Mezzanine Debt Agreement was repaid in full with the proceeds received from financing received from the 2017 Term Loan described below. The total payment made to Lender B was $2,314,000, of which approximately $89,000 related to the prepayment fee and is included in interest expense within the Statement of Operations for the six months ended June 30, 2017.

In conjunction with the 2014 Junior Mezzanine Term Loans financing, the Company issued warrants to purchase 3,337,500 shares of common stock at $0.09 per share. These warrants have a seven-year contractual life. The fair market value of these warrants, at the time of grant, was calculated to be $160,200, which was recorded as a debt discount that was being amortized over the term of the loan through repayment. Refer to Note 6 for additional details regarding the stock warrants.

Finance Corporation Lender B Debt Agreement

On May 31, 2016, the Company entered into a Loan and Security Agreement with a finance corporation (“Finance Corp Lender B”). Under the agreement (“Finance Corp Lender B Loan”), Finance Corp Lender B provided $5,500,000 of debt financing. The Company was not required to make principal payments prior to the scheduled maturity of the loan on May 31, 2019. The loan accrued interest at 9.5% and required monthly payments of interest, one month in arrears. In addition to the monthly interest, the loan also accrued interest, compounded monthly, at 2.5% that was due upon the maturity date or early repayment of the loan. The loan could be prepaid during the term in its entirety, subject to certain prepayment penalties, depending on when a prepayment was made. The agreement was secured by substantially all assets of the Company, subordinated to the Revolving Line of Credit. This loan agreement contained several covenants, some of which were modified through the first amendment to the Lender B Debt Agreement on September 20, 2016.

On February 2, 2017, the principal, accrued interest and prepayment fee on the Finance Corp Lender B Loan was repaid in full with the proceeds received from financing received from the 2017 Term Loan as described below. The total payment made to Lender B was $5,973,562, of which approximately $110,000 related to the prepayment fee and is included in interest expense in the Statements of Operations for the six months ended June 30, 2017.

Concurrent with the origination of the Finance Corp Lender B Loan, the Company issued 2,640,000 warrants to Finance Corp Lender B to purchase Series D-4 preferred stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share. The fair market value of these warrants, at the time of grant, was calculated by the Company to be $429,264 and was recorded as a debt discount to be amortized over the term of the loan. The terms of the Series D-4 preferred stock requires these warrants to be recorded as a liability, which is recorded within the stock warrant liability line item on the Balance Sheets. Refer to Note 6 for additional details regarding the stock warrants.

2017 Term Loan

On February 1, 2017, the Company entered into a Loan and Security Agreement for $10,000,000 (“2017 Term Loan”). Concurrent with this transaction, affiliated parties of the lender also purchased $15,000,000 of Series E preferred shares. Refer to Note 4 for further details. The original agreement required the Company to make quarterly principal payments beginning December 31, 2018 and continuing through December 31, 2020. The first four quarterly payments were to be equal to 1.25% of the then outstanding principal, followed by 2.50% of the then outstanding principal for the last five payments with the full outstanding principal balance due on February 1, 2021. The agreement also included required compliance with financial covenants including minimum adjusted EBITDA, minimum availability/liquidity, and annual subscription bookings. The Company was not in compliance with all of these covenants during the second and fourth quarter of 2017 and the first quarter of 2018. This agreement was subsequently amended on June 22, 2018 to waive covenant violations and amend certain covenants. The agreement also included a non-financial covenant to provide audited financial statements by a specific date which the Company did not meet; however, the lender waived this default.

Under the amended agreement the Company was required to make quarterly repayments starting on January 31, 2019 and continuing through January 31, 2021. The first four quarterly payments were scheduled to be equal to 1.25% of the then outstanding principal, followed by 2.50% of the then outstanding principal for the last five payments. The full outstanding principal balance was scheduled to be repaid on February 1, 2021, the four year anniversary date of the loan. The loan may be prepaid during the term in its entirety, subject to certain prepayment penalties, depending on when a prepayment may be made. Mandatory prepayments may be required if subsequent debt or equity financing is received, the Company generates excess cash flow or if assets are sold. The loan accrues interest at 13% or 14%, depending on a pre-determined leverage formula, with accrued interest due in arrears at the end of each month.

The proceeds from the 2017 Term Loan were used to repay the outstanding principal and accrued interest on the 2014 Junior Mezzanine Debt and the Finance Corp Lender B Loan. The agreement was secured by substantially all assets of the Company, subordinated to the Revolving Line of Credit Agreement.

This amended debt agreement required compliance with certain financial covenants including minimum recurring revenue, minimum Adjusted EBITDA and minimum availability/liquidity.

The 2017 Term Loan was fully extinguished on September 5, 2018 in conjunction with the acquisition by an unrelated third party of all ownership interests in the Company as further described in Note 11.

Concurrent with the issuance of the 2017 Term Loan, the Company issued 2,500,000 warrants to the same investor group to purchase Series E preferred stock and 5,514,383 warrants to purchase common stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share for Series E preferred stock and $0.41 for common stock. The fair market value of these warrants, at the time of grant was calculated by the Company to be $156,649. Of this amount, $141,816 is related to the warrants to purchase Series E preferred stock and $14,833 is related to warrants to purchase common stock. Refer to Note 6 for additional details regarding the stock warrants. The Company allocated transaction costs, including the value of the warrants issued, related to the 2017 Term Loan and Series E preferred share issuance to the related investors based on the relative fair value of the instruments. The initial debt discount recorded was $732,962 and was being amortized into interest expense over the life of the 2017 Term Loan.

Convertible Note Financing

On June 22, 2018, the Company entered into Note Purchase Agreements with a group of existing investors for total proceeds of $10,500,000. The Convertible Promissory Notes (the “Notes”) have a maturity date of May 31, 2019 and accrue interest at a rate of 8% compounded annually. At maturity, the noteholders have the option to be repaid for the principal and interest due under the Notes or to convert into shares of the Company’s Series E Preferred Stock at a price of $0.25 per share.

The principal and interest due under the Notes will automatically convert into the class and/or series of shares of the Company’s next round of equity financing raising of at least $10,000,000 (excluding any conversion of Notes) at a price per share greater than $0.25 per share (the “Next Equity Financing”). Upon a Next Equity Financing, the Notes shall convert at the lowest per share price paid by investors less a discount of 1.5% per month from the date of closing up to the conversion date (up to a maximum of 15%).

In the event of other equity financing that is not a Next Equity Financing (“Non-Qualified Equity Financing”), the noteholders have the option to convert at the lowest per share price paid by investors in the Non-Qualified Equity Financing less a discount of 1.5% per month from the date of closing up to the conversion date (up to a maximum of 15%).

In the event of a Corporate Transaction (defined as a “Liquidation Event” in the Company’s Certificate of Incorporation) prior to full repayment of a note, Next Equity Financing, Non-Qualified Equity Financing or maturity, the noteholders shall receive a repayment amount equal to 1.375 times the outstanding principal plus accrued but unpaid interest if a Corporate Transaction happens on or before October 31, 2018, the repayment amount described above increases to 1.5 times the outstanding principal plus accrued but unpaid interest should the Corporate Transaction occur after October 31, 2018.

The Notes contained three separate derivatives that were embedded within the Notes related to the two discounted conversion features and premium paid upon a Corporate Transaction. The fair value of the derivative liabilities at the issuance date and as of June 30, 2018 was estimated using various Level 3 inputs and estimated to be $2,766,644 at both June 22, 2018 and June 30, 2018. The Company recorded this liability separately from the debt instrument with an offsetting amount recorded as debt discount. The debt discount will be amortized over the estimated life of the debt using the effective interest method.

The Notes also contained a beneficial conversion feature (“BCF”) at the date of issuance related to the holders’ option to convert the notes into Series E preferred shares at maturity. The estimated fair value of the Series E preferred shares at the date of issuance was higher than the conversion price of $0.25 per share resulting in BCF. The intrinsic value of the BCF was greater than the remaining proceeds allocated to the convertible note after allocating the proceeds to the derivative liabilities discussed above. In accordance with ASC 470 Debt, the amount of the discount assigned to the BCF is limited to the amount of the proceeds allocated to the convertible debt. The Company allocated the remaining proceeds of $7,733,356 to the BCF debt discount with a corresponding increase in additional-paid-in-capital. This debt discount will be accreted using the effective interest method over the term of the debt.

The Notes were fully extinguished on September 5, 2018 in conjunction with the acquisition by an unrelated third party of all ownership interests in the Company as further described in Note 11.

Future principal payments on long-term debt are as follows as of June 30, 2018:

Amount
6 months ending December 31, 2018	$—
Year ending December 31, 2019	15,737,604
Year ending December 31, 2020	915,860
Year ending December 31, 2021	9,177,084
Total	$25,830,548

4.    Stockholders’ Deficit and Mezzanine Equity

The Company had the following shares authorized and outstanding at:

	December 31, 2017		June 30, 2018
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
Common Stock ($0.001 par value)	625,914,013	48,041,260	625,914,013	50,556,675
Preferred Stock ($0.001 par value)
Series A	13,720,471	13,720,471	13,720,471	13,720,471
Series B	23,463,163	23,463,163	23,463,163	23,463,163
Series C	25,697,502	25,697,502	25,697,502	25,697,502
Series D	122,513,148	100,682,655	122,513,148	100,682,655
Series D-1	53,008,969	29,922,692	53,008,969	29,922,692
Series D-2	22,786,036	22,786,036	22,786,036	22,786,036
Series D-3	49,676,938	49,676,938	49,676,938	49,676,938
Series D-4	30,719,760	27,959,760	30,719,760	27,959,760
Series E	82,500,000	76,360,000	82,500,000	76,360,000

During 2017, the Company authorized the issuance of 82,500,000 shares of Series E preferred stock. In conjunction with the authorization of the Series E preferred stock, the number of authorized Series D-4 preferred stock to be issued was increased by 79,760 and the number of common stock to be issued was increased by 125,914,013.

Series E Preferred Stock Issuance

On February 1, 2017, the Company authorized the issuance of up to 82,500,000 shares of Series E preferred stock with a par value of $0.001 per share. During February and March 2017, the Company sold 76,360,000 shares of Series E preferred stock at $0.25 per share for total proceeds of $19,090,000. The proceeds were offset by issuance costs of $1,133,767.

The holders of Series E preferred stock are entitled to receive cumulative annual dividends of 8% or $0.02, per share. The dividends will continue to accrue for a period no less than five years from issuance and can be extended for additional years with Board approval. The holders of all series of preferred stock are entitled to receive dividends in preference to any declaration or payment of any dividend on the common stock at the applicable dividend rate.

The Series E preferred stock is entitled to a liquidation preference equal to two times the original issue price, plus accrued but unpaid dividends. If additional funds exist after the repayment of the Series E preferred stock, the proceeds will be distributed to the remaining preferred stock and common stockholders in accordance with the liquidation terms discussed below.

Any time after January 31, 2021, the full outstanding balance of Series E preferred stock can be redeemed, at the option of the shareholders, when 50% of the outstanding Series E preferred stock vote to do so. Absent a full redemption of the Series E preferred stock, the individual shareholders may also require the Company to redeem their shares of Series E preferred stock. The shares will be redeemed at a price equal to the original issue price plus accrued or declared but unpaid dividends.

The Series E preferred stock may also be converted into shares of common stock, at the option of the holder, any time after the date of issuance into such number of fully paid and non-assessable shares of common stock determined by dividing the applicable original issue price of the preferred shares by the applicable conversion price. Each series of preferred stock is automatically converted into shares of common stock at the applicable conversion rate upon the earlier of an initial public offering or by consent of 70% of the outstanding preferred stockholders.

Each preferred stockholder shall have the right to one vote for each share of common stock into which such preferred stock could be converted into. Preferred stockholders have full voting rights and powers equal to the voting rights and powers of holders of common stock. The Series E preferred stockholders are also given the right to elect one Board member.

Concurrent with the origination of the Series E preferred stock agreement, the Company issued 2,500,000 warrants to the Series E shareholders to purchase Series E preferred stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share.

Dividend Rights

The holders of Series E preferred stock are entitled to receive cumulative dividends, accruing at $0.02 per annum for each share, the holders of Series D-4 preferred stock are entitled to receive cumulative dividends, accruing at $0.025 per annum for each share, and the holders of Series D-3 preferred stock are entitled to receive cumulative dividends, accruing at $0.016096 per annum for each share. Dividends for Series D-4 and D-3 classes of stock will accumulate for a maximum of two years from the date of issuance. As of June 30, 2018, the Company owed cumulative dividends to the Series E, Series D-4 and Series D-3 preferred stockholders of $2,100,615, $1,599,068 and $1,599,200, respectively. As of December 31, 2017, the Company owed cumulative dividends to the Series E, Series D-4 and Series D-3 preferred stockholders of $1,343,291, $1,252,444 and $1,599,200, respectively.

The holders of all other classes of preferred stock are entitled to receive non-cumulative dividends, accruing at annual rates ranging from $0.034034 to $0.016096 per share. The holders of all series of preferred stock are entitled to receive dividends in preference to any declaration or payment of any dividend on the common stock at the applicable dividend rate.

For the six months ended June 30, 2018 and 2017, there were no dividends declared or paid by the Company.

Redemption Rights

The Series E, D-4 and D-3 preferred stock may be redeemed any time after January 31, 2021, in whole or in part, if at least 50% of the Series E preferred stock holders and if at least 70% of the collective group of Series D-4 and D-3 preferred stockholders elect to do so. Additionally, each of the series of preferred shares outstanding also has a redemption right if there is a change in control. Because of the respective redemption rights, the preferred shares are included within temporary or mezzanine equity on the Balance Sheets. The redemption price is equal to the original issue price, plus accrued or declared but unpaid dividends. The redemption feature for the Series E, D-4 and D-3 shares is considered probable because it is based on the passage of time and the respective preferred shares are recorded at redemption value at each period end. For all other outstanding preferred shares (Series A through D-2), the redemption right is based on a change in control, which isn’t considered probable until the change in control occurs. Accordingly, the Company does not adjust the Series A through D-2 to redemption value until the redemption is probable. As discussed in Note 1 and Note 11, all of the ownership interests in the Company were acquired on September 4, 2018. In connection with that acquisition, the preferred shares were redeemed in full.

Liquidation Preferences

At June 30, 2018, the Series E preferred stock is entitled to a liquidation preference on a per share basis equal to two times the share price plus accrued but unpaid dividends. If the proceeds are insufficient to provide for the full preferential amounts to these shareholders, the available proceeds will be distributed on a pari-passu basis.

If additional funds exist, the proceeds will be distributed next to the series D-4 and D-3 preferred stock holders. Series D-4 and D-3 holders are entitled to a liquidation preference on a per share basis equal to 1.5 times and three times the original issue price, respectively, plus accrued but unpaid dividends. In a liquidation event, the Series E stock D-4 and D-3 preferred stock will be combined together with the funds to be distributed on a pari-passu basis between the two classes of stock if there are not sufficient funds to settle the amounts owed.

If additional funds exist, the proceeds will be distributed next to the Series D-2 and Series D-1 holders. Series D-2 holders will receive proceeds equal to 1.5 times the original issuance price while the Series D-1 holders will receive proceeds equal to the original issuance. Both classes will also be entitled to any accrued but unpaid dividends. If the proceeds are insufficient to provide for the full preferential amounts to these shareholders, the available proceeds will be distributed on a pari-passu basis.

If additional funds exist, the proceeds shall be distributed next to the Series D, Series C, Series B and Series A holders. Each shareholder will receive proceeds equal to the original issuance price plus any declared but unpaid dividends. If the proceeds are insufficient to provide for the full preferential amounts to these shareholders, the available proceeds will be distributed on a pari-passu basis.

If additional funds exist, the remaining proceeds will be distributed among the common stock holders and preferred stock holders, on a converted basis, following a pro rata approach based on the presumed number of shares held by each stockholder.

Conversion Rights

All series of preferred stock are convertible at the option of the holder at any time after the date of issuance into such number of fully paid and non-assessable shares of common stock determined by dividing the applicable original issue price of the preferred shares by the applicable conversion price. Each series of preferred stock is automatically converted into shares of common stock at the applicable conversion rate upon the earlier of an initial public offering or by consent of 70% of the holders of outstanding preferred stock.

Voting Rights

Each preferred stockholder shall have the right to one vote for each share of common stock into which such preferred stock could be converted into. Preferred stockholders have full voting rights and powers equal to the voting rights and powers of holders of common stock.

5.    Stock Options

The Company’s long-term incentive plan, which is shareholder-approved, permits the grant of stock options to employees, outside directors, and consultants. The Company believes that such awards better align the interests of its employees with those of its shareholders. Stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant. The plan provides for up to 153,156,582 shares to be issued. The plan provides that option agreements expire on the earlier of ten years from the grant date or three months after termination of the optionee’s service. The optionee may exercise all or part of their options any time before the expiration of the options, but only to the extent that such options had become exercisable before the optionee’s service was terminated. Options under the plan may be exercised through cash payment of the exercise price, or through net exercise providing a reduced number of shares.

The Company estimates the fair value of the options at the date of grant using the Black Scholes option-pricing model. Expected volatilities are based on volatilities for comparable public companies. The expected term is derived from the output of the valuation model and represents the period of time that the options are expected to be outstanding using the simplified approach from Staff Accounting Bulletin (“SAB”) 107. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected life. The Company has not considered a forfeiture rate assumption, as the impact is deemed to be immaterial. The Company used the following assumptions:

	2017	2018
Expected volatility	60%	60%
Expected dividend yield	—%	—%
Expected term	4 years	2.59 years
Risk-free interest rate	1.99%	2.58%
Weighted-average fair market value	$0.01	$0.29

A summary of option activity under the plan from January 1, 2018 through June 30, 2018 is presented below:

	Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term
Outstanding, at January 1, 2018	95,351,729	$0.10	8.2
Granted	9,114,798	0.09
Exercised	(2,115,038)	0.02
Forfeited	(2,991,267)	0.16
Outstanding, at June 30, 2018	99,360,222	$0.07	7.1
Exercisable, at June 30, 2018	27,020,932	$0.10	6.0

Stock-based compensation expense related to stock options granted to employees for the six months ended June 30, 2018 and 2017 was $524,375 and $412,349, respectively.

6. Warrants

The Company has issued warrants to purchase different classes of stock in conjunction with various agreements entered into. All previously issued warrants have not been exercised and remain outstanding.

In February 2017, the Company entered into the 2017 Term Loan as previously described in Note 3. In conjunction with this agreement, the Company issued 2,500,000 warrants to purchase Series E preferred stock and 5,514,383 warrants to purchase common stock. These warrants have a contractual ten-year life and can be exercised for $0.25 per share for Series E preferred stock and $0.41 for common stock. The fair market value of these warrants, at the time of grant was calculated by the Company to be $156,649. Of this amount, $141,816 is related to the warrants to purchase Series E preferred stock and $14,833 is related to warrants to purchase common stock. The estimated value of the warrants was allocated to the related 2017 Term Loan and Series E shares issued based on the relative fair value of these instruments.

The Company has the following warrants outstanding as of June 30, 2018 and December 31, 2017:

Warrant	Issued and Outstanding
Common stock warrants ($0.09 strike price)	3,687,500
Common stock warrants ($0.10 strike price)	2,625,000
Common stock warrants ($0.14 strike price)	198,807
Common stock warrants ($0.41 strike price)	5,514,383
Preferred Series D warrants ($0.2012 strike price)	21,830,493
Preferred Series D-1 warrants ($0.2012 strike price)	22,598,777
Preferred Series D-4 warrants ($0.25 strike price)	2,760,000
Preferred Series E warrants ($0.25 strike price)	2,500,000

The common stock warrants are recorded in equity at the estimated fair value at the date of each respective issuance.

The Preferred warrants are recorded as liabilities because each of the respective preferred shares has redemption rights outside of the control of the Company. The Company adjusts the warrant liability to the estimated fair value at each reporting period. The estimated fair value of the warrants as of June 30, 2018 and December 31, 2017 was $7,721,746 and $415,098, respectively. The Company adjusted the estimated fair value and recorded the increase in fair value of $7,306,648 during the six months ended June 30, 2018 and the decrease in fair value of $626,639 during the six months ended June 30, 2017 in the Statements of Operations.

7.     Operating Leases

On December 19, 2013, the Company entered into a commercial building lease agreement for approximately 20,339 square feet of space in Chicago, Illinois, which became effective May 1, 2014 and expires on October 31, 2019. The lease provides for escalating rent over the term. The Company has recorded total rent over the lease term, including rent abatement periods, on a straight-line basis. Accordingly, the Company has recorded a deferred rent liability of $107,367 and $144,206 within accrued expenses on the Balance Sheets at June 30, 2018 and December 31, 2017, respectively.

The future minimum rental payments under the operating lease at June 30, 2018 are:

Amount
Six Months Ending December 31, 2018	$198,305
Year Ending December 31, 2019	330,509
Total Future Minimum Payments	$528,814

The rent expense was approximately $158,000 for each of the six months ended June 30, 2018 and 2017.

8.     Income Taxes

The Company is taxed on its income for federal and state income taxes under the laws of subsection “C” of the Internal Revenue Code (“IRC”).

The components of income tax benefit for the 6 months ended June 30, 2018 and 2017 are as follows:

	Six months ended June 30,
	2017	2018
Current tax expense
Federal	$—	$—
State and local	—	—
Total Current	$—	$—
Deferred tax expense
Federal	$—	$(1,624,005)
State and local	—	(565,056)
Total Deferred	$—	$(2,189,061)
Total Provision	$—	$(2,189,061)

Below is a summary of the estimated deferred tax balances for each respective period.

	December 31, 2017	June 30, 2018
Deferred Tax Assets
Net operating losses	$5,459,747	$7,299,012
Sales tax reserve	174,465	174,465
Stock compensation	834,420	982,853
Allowance for doubtful accounts	213,485	155,787
Donations	7,331	7,331
Depreciation	117,472	431,074
Interest Expense	—	305,096
Total deferred tax assets	6,806,920	9,355,618
Deferred Tax Liabilities
Software development costs	(871,992)	(880,921)
Debt discount	—	(2,189,061)
Total deferred tax liabilities	(871,992)	(3,069,982)
Net deferred tax assets	5,934,928	6,285,636
Valuation allowance	(5,934,928)	(6,285,636)
Total Net Deferred Tax Asset	$—	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance totaling $6,285,636 and $5,934,928 against its deferred tax assets at June 30, 2018 and December 31, 2017, respectively. At June 30, 2018, the Company had approximately $30,652,078 Federal and $25,472,825 state NOL carryforwards available to offset future taxable income. At December 31, 2017, the Company had approximately $21,607,385 Federal and $14,826,225 state NOL carryforwards available to offset future taxable income. These carryforwards began expiring in 2017 and will continue expiring in 2018 and forward.

The difference between applying the blended federal and state rate of 28.31% to pre-tax income and the actual taxes reported in the Statements of Operations is principally related to the establishment of a full valuation allowance against the deferred tax assets as well as the deferred tax liability and associated reduction of the beginning-of-year valuation allowance on existing deferred tax assets related to the BCF in connection with the convertible notes issued on June 22, 2018. Refer to Note 3 for additional details.

Significant equity restructuring often results in an Internal Revenue Service Section 382 ownership change that limits the future use of NOL carryforwards and other tax attributes. In addition, under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), NOL usage in any given year will be limited to 80% of taxable income, without regard to the NOL deduction, and losses incurred in 2018 and forward may not be carried back but can be carried forward indefinitely, but losses incurred prior to 2018 can only be carried forward for 20 years. The Company determined that there were ownership changes in 2017 (as defined by Section 382 of the IRC) and as a result, the use of NOL carryforwards on an annual basis will be limited. Approximately $92,700,000 Federal and $71,900,000 state net NOLs are estimated to expire unused and are excluded from the deferred taxes above. Neither the amount of the NOL carryforwards nor the amount of limitation of such carryforwards claimed by the Company have been audited or otherwise validated by the Internal Revenue Service, which could challenge the amount calculated. Changes in estimates may create volatility in the tax rate in future periods based on new information about particular tax positions that may cause the Company to change its estimates.

On December 22, 2017, the Tax Act was enacted and implements comprehensive tax legislation which, among other changes reduces the federal statutory corporate tax rate from 34 to 21%. Additionally, in December 2017, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which addresses how a company recognizes provisional amounts when a company does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the effect of the changes in the Tax Act. The measurement period, as defined in SAB 118, ends when a company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year. During the measurement period, provisional amounts may also be adjusted for the effects, if any, of interpretative guidance issued after December 31, 2017, by U.S. regulatory and standard-setting bodies.

9.    Employee Benefit Plans

Cafeteria Plan

The Company provides a medical benefit plan under Section 125 of the IRC which enables employees to contribute pre-tax dollars to fund for medical reimbursement. The Company does not contribute to this fund but maintains the assets of the plan in the Company’s general assets with an offsetting liability included in accrued compensation on the Company’s Balance Sheets.

Deferred Compensation Plan

The Company also provides a 401(k) deferred compensation, money purchase pension plan. Eligible employees may elect to contribute a portion of their salary to the plan. The Company does not match any of the employee contributions.

10.    State Grant

In October 2014, the Company received an Illinois Department of Commerce and Economic Opportunity grant for up to $2,250,000 for use to offset qualifying business expansion costs incurred through June 30, 2016. The grant is subject to certain financial reporting requirements and requires the Company to create and retain certain numbers of full-time jobs related to the expanded operations by and as of July 14, 2016 and July 14, 2019. If the Company fails to create or retain the requisite number of jobs at each measurement date, the Company may be required to repay a pro rata portion of the grant for the shortfall. The Company received total proceeds from the grant of $1,884,255 in prior years. The Company did not meet the required number of jobs as of July 14, 2016, the first measurement date, and in December 2017, the Company received a letter from the State of Illinois detailing its failure to meet the required number of jobs and requesting repayment of $1,126,785. As of June 30, 2018 and December 31, 2017, this balance remained outstanding and was recorded on the Balance Sheets as a current liability. Due to the uncertainty related to the remaining $757,470 of the grant and the Company’s ability to meet the required number of full-time jobs as of July 14, 2019, the Company has reflected this amount as a long-term liability at June 30, 2018 and December 31, 2017.

11.     Subsequent Events

Acquisition by DocuSign, Inc.

On July 31, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DocuSign, Inc., a Delaware Corporation (DocuSign) and Sparrow Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of DocuSign (“Merger Sub”) to merge entities, with the Company selling all of its issued and outstanding shares. The Merger Agreement provides, among other things, that at the Closing, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of DocuSign.

After receiving various regulatory approvals, the transaction closed on September 4, 2018. In accordance with the Merger Agreement, deal consideration of approximately $220,000,000 was exchanged for 100% of the Company’s outstanding shares. At closing all third-party indebtedness was paid-in full including accrued interest, yield maintenance and prepayment penalties.